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                                  EXHIBIT 2.2

                   SECOND AMENDMENT TO STOCK SALE AGREEMENT

  SECOND AMENDMENT TO STOCK SALE AGREEMENT (the "Amendment"), dated as of August 11, 1995, by and among Varian Associates, Inc., a Delaware corporation ("Varian"), Communications & Power Industries Holding Corporation, a Delaware corporation ("Holding"), and CPII Acquisition Corp., a Delaware corporation (formerly Communications & Power Industries Holding Corporation) ("CPI").

                                   RECITALS

  A. Varian, Holding and CPI are parties to the Stock Sale Agreement, dated as of June 9, 1995, as amended by the First Amendment to Stock Sale Agreement (the "Agreement").

  B. Varian, Holding and CPI desire to amend the Agreement in order to accommodate certain requests for changes made by various lenders to Holding and CPI and otherwise as provided in this Amendment.

  In consideration of the premises and the respective representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

                                   AMENDMENT

  SECTION 1. Article X, Section 10.2 of the Agreement hereby is amended so as to read in its entirety as follows:

    "10.2 INDEMNIFICATION BY SELLER. Except as otherwise limited by this
  Article X, Buyer, its parent, subsidiaries and Affiliates, any assignee or successor thereof, and each officer, director and employee of each of the foregoing (the "Buyer Indemnified Parties") shall be indemnified and held harmless by Seller for any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal fees and costs) suffered or incurred by them (hereinafter a "Buyer Loss") arising out of or resulting directly or indirectly from (a) any breach of any representation or warranty of Seller or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all instruments and undertakings specifically and expressly required to be furnished pursuant to this Agreement and the Ancillary Agreements); (b) any breach of any covenant or agreement of Seller or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all instruments and undertakings specifically and expressly required to be furnished pursuant to this Agreement and the Ancillary Agreements); (c) any Retained Liability other than any Liability arising from or related to Environmental Claims; (d) any and all Liabilities arising from or related to Environmental Claims arising from (i) the ownership, lease, use, possession or operation of the Assets or the Business before the Closing,
  (ii) any violation, or any purported violation alleged by a third party, existing before the Closing, of any Environmental Law, Environmental Permit or Governmental Order as a result of conditions or activities before the Closing at any Real Property owned, leased, used, possessed or operated by Seller or any of its subsidiaries or Affiliates before the Closing, (iii) the presence, before the Closing, of any Hazardous Material in the soils, groundwater, surface water or air on, under, about or emanating from any of the properties owned, leased, used, possessed or operated by Seller or any of its subsidiaries or Affiliates which are included in the Assets (including the Real Property), including to the extent that such Hazardous Material remains and/or migrates (except to the extent indemnified by Buyer in subsection 10.3(e)(v) after Closing, (iv) any disposal, transportation, or arranging for disposal, in each case other than by Buyer or Buyer's agents, of Hazardous Material generated by Seller or any of its subsidiaries or Affiliates prior to the Closing, or (v) any Release by Seller or its subsidiaries or Affiliates of any Hazardous Material at any property not included in the Assets, including any Release of any Hazardous Material at any property included in the Excluded Assets or any Release of Hazardous Material otherwise

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  caused by Seller's operation of its business (any such Environmental Claim referred to in this clause (d) is referred to elsewhere herein as a "Seller Indemnified Environmental Claim"); (e) the failure of Seller to obtain the consent of The Leland Stanford Junior University or of the lessor of Seller's Santa Clara, California, facility to the contribution of the leases and subleases of Leased Real Property located in the Stanford Research Park and in Santa Clara, California, respectively, to EDB Subsidiary pursuant to Section 2.3, the sale of the stock of EDB Subsidiary to Seller or the sublease from Buyer to Seller contemplated by the Real Estate Documents; (f) any eviction or other adverse action taken by the lessor of the EDB Leased Real Property located in the Stanford Research Park or Santa Clara, California as a result of or arising from any actions or omissions of Seller or any of its Affiliates, including any breach by Seller or any such Affiliate of the related real property lease, the Real Estate Documents or any other agreement between such lessor and Seller or its Affiliate, except where and to the extent such eviction or other adverse action results or arises from a breach by Buyer or any of its Affiliates of the Real Estate Documents or any other agreement between such lessor and Buyer or its Affiliate; and (g) any Buyer Loss arising from the circumstances with respect to the Old Ontario Plan referred to in the last sentence of subsection 12.2(b)(ii); provided, however, that Buyer or its Affiliate shall have an obligation to reimburse Seller to the extent of any recovery related to such Buyer Loss. "Seller Indemnified Environmental Claims" indemnified under Section 10.2 of the Agreement include, without limitation and notwithstanding the 10.2 Proviso (which does not apply to the period prior to Closing), Environmental Claims arising from any of the matters identified on Disclosure Schedules 5.11(a), (b) and (d) to the Agreement and any violations of the permits identified on Disclosure
  Schedule 5.11(c) to the Agreement, in each case to the extent existing at the Closing or attributable to the pre-Closing activities of the Seller or Seller Group for the period prior to Closing."

  SECTION 2. Article X of the Agreement hereby is amended to add the following new subsection, entitled 10.2 Proviso, to be placed at the end, and as part of, Section 10.2:

    "10.2 PROVISO (A). In addition to and without limitation of Section 10.2 and notwithstanding any other provision of this Agreement (other than the limitations set forth in clauses (i) to (iv) of subsection 10.5(c)), Seller Indemnified Environmental Claims shall include those Buyer Losses arising out of Conditions (as defined below) covered by this 10.2 Proviso. Seller's obligations to perform repairs of Conditions covered by Section 10.2(d)(ii) to the extent that they continue to exist after Closing, to indemnify Buyer for Releases occurring after Closing arising from such Conditions and to indemnify Buyer for Buyer Losses related to either of the foregoing obligations are set forth in their entirety in this 10.2 Proviso, which shall govern and supersede any other provision in Section 10.2 or 10.3 to the contrary.

    (1) Seller shall be obligated to repair Conditions (as defined below) as set forth in this 10.2 Proviso. Seller's obligations with respect to the repairs of such Conditions shall not depend on there being an Environmental Claim within the relevant period, but instead those obligations shall arise with the mere discovery by Buyer of such Condition(s) within the first six months after Closing. The term "Condition" as used in the 10.2 Proviso means (a) any physical Condition at the Real Property that either itself constitutes a violation of law or that cannot be used either in accordance with law or without causing the Release of Hazardous Materials that would require that response actions be taken under federal, state or local law, if properly used in the manner that it was intended to be used and was being used at or about (but before) Closing, or (b) any other condition (such as the failure to have a permit). A Condition to which the duties set forth in this Proviso 10.2 apply is any Condition that (a) is alleged by Buyer to constitute a violation under 10.2(d)(ii), (b) did in fact constitute such a violation at or about (but before) Closing, (c) continues to exist and to constitute such a violation at any time during the six month period after Closing, and (d) is discovered within six months of Closing. (Four examples follow: First, a solvent tank that was in use to store solvents at the time of Closing that has a hole in its bottom clearly cannot be used in that manner and still be in accordance with law without first being repaired, and this Condition would be covered by Seller's duty to repair, even if the hole, per se, was not itself a violation of law. Second, a tank (again with a hole) that was (legally) not in use to store solvents at the time of Closing but that is used by Buyer for that purpose after Closing would not be covered by Seller's duty to repair. Third, a wastewater treatment

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  system that itself is not in violation of law and that has occasional discharges that violate law is not covered by Seller's duty to repair if the system (i) can be correctly operated in the manner for which it was intended to be used without violating law, or (ii) was being used at Closing without violating law. Fourth, that same system, however, would be covered by Seller's duty to repair if it could not be operated in accordance with law if properly operated by Buyer as it was intended to be used and as it was operated at the Closing (assuming that the manner of operation at the Closing also violated the law).)

    (2) Buyer has the right, upon discovery within the first six months after Closing of a Condition (but not for any other condition), to put Seller on notice of that Condition within a reasonable time of such discovery. Seller shall then either (a) agree to repair the Condition (subject to the standards described below), or (b) contest that the Condition meets the definition of Condition in 10.2 Proviso (a)(1)(a) to (1)(d) above, using an expedited arbitration procedure as set forth in 10.2 Proviso (a)(8), below.

    (3) If Seller receives the notice described in 10.2 Proviso (a)(2) above and fails, within a reasonable period of time (not to exceed sixty days from receipt) either to agree to repair the Condition (pursuant to 10.2 Proviso (a)(2)(a) above) or contest the Condition (pursuant to 10.2 Proviso
  (a)(2)(b) above), Buyer shall have the right (but not the obligation) to perform the repair on its own and to seek from Seller the costs of such repair, including interest thereon. If Buyer performs the repair in accordance with this subsection (b)(3) and seeks its costs from Seller, Seller shall be entitled to defend against such claim on the grounds that
  (a) the Condition does not meet the definition of Condition in 10.2 Proviso
  (a)(1)(a) to (d) above, and (b) the repair was not in compliance with the standard set forth below in 10.2 Proviso (a)(5), and/or (c) any other grounds recognized at law or in equity not inconsistent with the Stock Sale Agreement.

    (4) In the event that Seller agrees or is ordered by an arbitrator to repair the Condition, such repair shall be performed within a reasonable time (taking into consideration all facts and circumstances).

    (5) Seller's obligations to perform repairs, and Buyer's obligations to cooperate with the performance of such repairs, under this 10.2 Proviso shall be as follows:

      (a) Seller's repair shall be sufficient to result in the non-compliant Condition complying with law; and

      (b) Seller shall not be obligated to incur any costs in performing the repair in excess of those that would be incurred by a reasonable owner-operator of a facility acting on its own account and using its own funds.

  In the event that 10.2 Proviso (a)(5)(a) and (5)(b) are determined to conflict, Seller shall be obligated to ensure that 10.2 Proviso (a)(5)(a) is complied with, unless either (i) Buyer's cooperation, pursuant to Buyer's duty to cooperate set forth in 10.2 Proviso (a)(6), will eliminate the need to perform the repair in 10.2 Proviso (a)(5)(a), or (ii) a governmental agency has indicated or does indicate that it will allow a particular non-compliant Condition to exist or continue to exist without the necessity of repairing such Condition.

    (6) Buyer shall have the obligation to cooperate with Seller in performance of the repairs to meet the standard set forth in 10.2 Proviso
  (a)(5). This duty of cooperation shall include the duty to make reasonable modifications to a piece of equipment, a process or an operation, if such modification would likely bring or help to bring a Condition that fails to comply with law into compliance. Such modifications shall be at Seller's expense.

    (7) Seller shall indemnify Buyer for (a) any and all Buyer Losses that result from any Condition defined in this 10.2 Proviso, and (b) any Release of Hazardous Materials that results from such Condition(s). The repair obligations shall extend beyond the period extending six months after Closing up to and including (but not after) the date that such Condition has been repaired in accordance with the standards set forth in 10.2 Proviso (a)(5) (unless Seller successfully contests its obligation to make such repairs.)

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    (8) In the event a dispute arises under this 10.2 Proviso, the parties shall resolve such dispute under Section 14.13 of the Stock Sale Agreement, except that the arbitrator(s) shall have the right, at the reasonable request of either party, to expedite such arbitration in any reasonable manner that does not take away from either party's right to a full and fair hearing of the relevant issues. In such arbitration, Buyer is not required by 10.2 Proviso (a)(1)(b) above, in order to prove that a Condition "in fact constitute[s] such a violation as of Closing", to provide evidence that a governmental agency has determined that such Condition violates or may violate any law. An arbitrator may, however, consider as evidence the fact that an agency has reviewed a particular Condition and not made any finding with respect to the existence of a violation. Such evidence is probative but not determinative of whether a violation of law in fact exists.

  (B) This 10.2 Proviso and subsection 10.2(d) shall not apply to any Buyer Losses resulting from (i) any incremental increase in the volume of Hazardous Materials arising from the exacerbation resulting from Buyer's or Buyer's agent's actions of any Condition described in the 10.2 Proviso, (ii) any new Release of Hazardous Material arising from a Condition described in the 10.2 Proviso (a)(1) after such Condition has been fully and appropriately repaired by Seller to the reasonable satisfaction of Buyer, or (iii) any matters to the extent indemnified by Buyer in subsection 10.3(e)(v). The extent of Seller's indemnification for Hazardous Materials after Closing shall not be addressed or covered by Section 10.2(d)(i) or (ii), except to the extent covered by the
10.2 Proviso. The 10.2 Proviso applies to Hazardous Materials after Closing to the extent, and only to the extent, that it applies to specified Conditions or Releases occurring during the six months after Closing, but the term Condition as used in the 10.2 Proviso is not meant to refer to the mere presence of Hazardous Material in the soils, groundwater, surface water or air on, under, about or emanating from any Real Property that does not result from some other Condition. The 10.2 Proviso both (1) does not apply to any Releases at the Real Property included in the Assets occurring during the period prior to Closing or for the post-Closing migration of such Releases, which Releases and migrations are addressed only by Section 10.2(d)(iii), which section is not modified by the 10.2 Proviso, and (2) does not modify 10.2(d)(i) or (ii) with respect to any liabilities for the period prior to Closing, which liabilities are addressed solely by those subsections."

  SECTION 3. Article X, Section 10.3 of the Agreement hereby is amended so as to read in its entirety as follows:

    "10.3 INDEMNIFICATION BY BUYER. Except as otherwise limited by this
  Article X, Seller, its subsidiaries and Affiliates, any assignee or successor thereof, and each officer, director and employee of each of the foregoing (the "Seller Indemnified Parties") shall be indemnified and held harmless by Buyer for any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal fees and costs) suffered or incurred by them (hereinafter a "Seller Loss") arising out of or resulting directly or indirectly from (a) any breach of any representation or warranty of Buyer or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all instruments specifically and expressly required to be furnished pursuant to this Agreement and the Ancillary Agreements or made in connection herewith and therewith); (b) any breach of any covenant or agreement of Buyer or its Affiliates in this Agreement or the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all instruments specifically and expressly required to be furnished pursuant to this Agreement and the Ancillary Agreements or made in connection herewith and therewith); (c) any Assumed Liability; (d) any Liabilities (except to the extent such a Liability constitutes a Retained Liability) arising from the ownership, use, possession or operation of the Assets and the Business after the Closing; (e) any and all Liabilities arising from or related to Environmental Claims (other than as provided in the 10.2 Proviso) arising from (i) the ownership, lease, use, possession or operation of the Assets or the Business after the Closing, (ii) any violation, or any purported violation alleged by a third party, existing after the Closing, of any Environmental Law, Environmental Permit or Governmental Order as a result of any condition or activities after the Closing at any Real Property owned, leased, used, possessed or operated by Buyer after the Closing,
  (iii) any Incremental Costs incurred by Seller as a result of the introduction, after the Closing, of any Hazardous Material that was not already present

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  before the Closing in the soils, groundwater, surface water or air on, under, about or emanating from any of the properties owned, leased, used, possessed or operated by Seller or any of its subsidiaries which are included in the Assets (including the Real Property), (iv) any disposal, transportation, or arranging for disposal, at any time, in each case by Buyer or Buyer's agent after the Closing, of Hazardous Material generated by Buyer or any of its subsidiaries or Affiliates after the Closing or generated by Seller, its subsidiaries or Affiliates at the Real Property before Closing, and (v) any movement after the Closing of any Hazardous Material present before the Closing or the exacerbation of any existing environmental condition, but only to the extent that either results from Buyer's or Buyer's agent's active negligent conduct (and provided that any Liability arising from any movement of Hazardous Material present before the Closing resulting from any cause other than Buyer's or Buyer's agent's active negligent conduct shall be deemed to be part of a Seller Indemnified Environmental Claim) (any such Environmental Claim referred to in this clause (e) is referred to elsewhere herein as a "Buyer Indemnified Environmental Claim"); and (f) the Seller Losses referred to in the last sentence of subsection 10.5(e). As used in subsection 10.3(e)(ii), the term "condition arising after Closing" is not meant to include the mere "condition" of Buyer's status as an owner or operator of the Real Property without some other condition that exists after Closing or activity by Buyer after Closing that constitutes a violation or purported violation under subsection 10.3(e)(ii). Notwithstanding subsection 10.3(e)(ii), it shall be Seller's obligation to repair all Conditions described in 10.2 Proviso
  (a)(1), and to pay fines and penalties for and to indemnify Buyer with respect to any Buyer Losses resulting or arising from such Conditions, to the full extent (but only to the extent) required by the 10.2 Proviso."

  SECTION 4. Article X, Section 10.4(d) of the Agreement hereby is amended so as to read in its entirety as follows:

    "(E) In any dispute between Buyer and Seller regarding (1) whether and the extent to which a Release of a Hazardous Material occurred after Closing or whether and the extent to which it arose before Closing, or (2) whether clause (a)(1)(a)(ii) of the 10.2 Proviso has been met with respect to the existence of a Condition at the Closing Date, Seller shall bear the burden of proof with respect to such matter by a preponderance of evidence. The burden and standard of proof in all other matters shall be determined in accordance with applicable law."

  SECTION 5. Article X, Section 10.5(d) of the Agreement hereby is amended so as to read in its entirety as follows:

    "(D) Notwithstanding anything to the contrary contained in the Ancillary Agreements, Seller shall have exclusive control of and sole discretion as to all record-keeping, notifications, investigations, cleanup, removal, treatment or remediation related to Seller Indemnified Environmental Claims, including as to the work plans developed and implemented, the methods employed, the consultants and other agents retained and the optimal time periods for discharging such responsibility, provided that (i) Seller takes such actions in compliance with all applicable laws, including Environmental Laws, Environmental Permits and Governmental Orders and without unreasonably interfering with the conduct of the Business; (ii) Buyer shall have unlimited rights to discuss and/or initiate discussions with any Governmental Authority as to its views with respect to such actions and with respect to any other matters, and to take any position in opposition to any position taken by Seller; (iii) nothing in this subsection 10.5(d) shall be construed as limiting, expanding, modifying or affecting in any way any rights Buyer may otherwise have to discuss such matters with any Third Party; and (iv) Seller shall keep Buyer reasonably informed concerning its activities undertaken for cleanup, removal, treatment or remediation in connection with any Seller Indemnified Environmental Claim."

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  IN WITNESS WHEREOF, Seller, CPI and Holding have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          VARIAN ASSOCIATES, INC.,
                                          a Delaware corporation

                                          By      /s/Robert A. Lemos
                                            -----------------------------------
                                                     Robert A. Lemos
                                               Vice President, Finance and
                                                 Chief Financial Officer

                                          CPI ACQUISITION CORP.
                                          a Delaware corporation

                                          By      /s/Lynn E. Harvey
                                            -----------------------------------
                                                     Lynn E. Harvey
                                           Chief Financial Officer, Treasurer
                                                      and Secretary

                                          COMMUNICATIONS & POWER INDUSTRIES
                                          HOLDING CORPORATION,
                                          a Delaware corporation

                                          By      /s/Lynn E. Harvey
                                            -----------------------------------
                                                     Lynn E. Harvey
                                           Chief Financial Officer, Treasurer
                                                      and Secretary


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